Exhibit 1.1

Steven Urbach President	Chardan Capital Markets, LLC 17 State Street Suite 1600 New York, NY 10004 Tel: 646 465 9003 Fax: 646 465 9091

February 3, 2017

STRICTLY CONFIDENTIAL

Joseph Mannello

Chief Executive Officer

MYOS RENS Technology inc.

45 Horsehill Road, Suite 106

Cedar Knolls, NJ 07927

Dear Joe:

This letter (the “Agreement”) constitutes the agreement between MYOS Corporation (the “Company”) and Chardan Capital Markets, LLC (“Chardan”) that Chardan shall serve as the exclusive placement agent (the “Services”) for the Company, on a reasonable best efforts basis, in connection with the proposed offer and placement (the “Offering”) by the Company of securities of the Company (the “Securities”). The terms of the Offering and the Securities shall be mutually agreed upon by the Company and the investors and nothing herein implies that Chardan would have the power or authority to bind the Company or an obligation for the Company to issue any Securities or complete the Offering. The Company expressly acknowledges and agrees that the execution of this Agreement does not constitute a commitment by Chardan to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of Chardan with respect to securing any other financing on behalf of the Company. The parties agree that the Services shall include access to all of Chardan’s resources.

A.           Fees and Expenses. In connection with the Services described above, the Company shall pay to Chardan the following compensation:

1.       Placement Agent’s Fee. The Company shall pay to Chardan a cash placement fee equal to 7% of the aggregate purchase price paid by each purchaser of Securities that are placed in the Offering.

2.       Future Offerings. Upon the closing of the Offering (“Closing”), for a period of twelve (12) months from such Closing the Company agrees to pay Chardan a cash fee equal to 3.5% of all monies invested by a party that (a) was introduced to the Company by Chardan and (b) participated in the Offering, for any and all future equity, equity-linked or debt (excluding commercial bank debt) offerings not done by Chardan during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company.

3.       Expenses. [Intentionally Omited].

4.       Term and Termination of Engagement. The term (the “Term”) of Chardan’s engagement will begin on the date hereof and end February 15, 2017, unless otherwise extended by mutual agreement of the parties.

Joseph Mannello

MYOS Corporation

February 3, 2017

C.            Use of Information. The Company will furnish Chardan such written information as Chardan reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Chardan will use and rely entirely upon such information as well as publicly available information regarding the Company and that Chardan does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections provided by the Company to Chardan in connection with the provision of its services.

D.            Publicity. In the event of the consummation of any Offering, Chardan shall have the right to disclose, subject to the Company’s approval, its participation in such Offering, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals.

E.            Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including Regulation D and the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities (“blue sky”) laws. Chardan agrees to cooperate with counsel to the Company in that regard.

F.            Indemnity.

1.       In connection with the Company’s engagement of Chardan as placement agent, the Company hereby agrees to indemnify and hold harmless Chardan and its affiliates, and their respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of one counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Chardan, or (B) otherwise relate to or arise out of Chardan’s activities on the Company’s behalf under Chardan’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of one counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Chardan except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

2.       The Company further agrees that it will not, without the prior written consent of Chardan, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

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Joseph Mannello

MYOS Corporation

February 3, 2017

3.       Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.       The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Chardan is the Indemnified Person), the Company and Chardan shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Chardan on the other, in connection with Chardan’s engagement referred to above, subject to the limitation that in no event shall the amount of Chardan’s contribution to such Claim exceed the amount of fees actually received by Chardan from the Company pursuant to Chardan’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Chardan on the other, with respect to Chardan’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (so long as the Offering was consummated) for which Chardan is engaged to render services bears to (b) the fee paid or proposed to be paid to Chardan in connection with such Offering.

5.       The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

G.            Limitation of Engagement to the Company. The Company acknowledges that Chardan has been retained only by the Company, that Chardan is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Chardan is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Chardan or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by Chardan, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Chardan, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Chardan to the Company in connection with Chardan’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Chardan shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Chardan. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents between the Company and the investors in the Offering, and that Chardan will be entitled to rely on the representations, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to Chardan by the Company.

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Joseph Mannello

MYOS Corporation

February 3, 2017

H.            Limitation of Chardan’s Liability to the Company. Chardan and the Company further agree that neither Chardan nor any of its affiliates or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Chardan and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Chardan.

I.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Chardan and the Company.

J.            Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to Chardan, to the address set forth on the first page hereof, fax number 646-465-9091, Attention: Jonathan Schechter, and if sent to the Company, to the address on the first page hereof, fax number 973-348-5707, Attention: Joseph Mannello. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

K.            Confidential Information. In connection with the rendering of services hereunder, Chardan has been or will be furnished with certain confidential information of the Company including, but not limited to, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. Such information shall be deemed “Confidential Material”, shall be used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by Chardan without the prior written consent of the Company. In the event Chardan is required by applicable law or legal process to disclose any of the Confidential Material, Chardan will deliver to the Company prompt notice of such requirement (by fax or overnight courier promptly following Chardan's knowledge or determination of such requirement) prior to such disclosure so the Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, Chardan is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, Chardan may do so without liability hereunder.

L.            Miscellaneous. The Company represents that it is free to enter into this Agreement and the transactions contemplated hereby, that it will act in good faith, and that it will not hinder Chardan’s efforts hereunder. This Agreement shall not be modified or amended except in writing signed by Chardan and the Company. This Agreement shall be binding upon and inure to the benefit of Chardan and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Chardan and the Company, and supersedes any prior agreements, with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

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Joseph Mannello

MYOS Corporation

February 3, 2017

In acknowledgment that the foregoing correctly sets forth the understanding reached by Chardan and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

CHARDAN CAPITAL MARKETS, LLC

By	/s/ Steven Urbach
Name: Steven Urbach
Title: President

Accepted and Agreed:

MYOS CORPORATION

By	/s/ Joseph Mannello
Name: Joseph Mannello
Title: Chief Executive Officer

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